UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2024

UTG INC
(Exact name of registrant as specified in its charter)

Delaware	000-16867	20-2907892
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 NORTH DEPOT STREET
STANFORD, Kentucky 40484
(Address of principal executive offices, including zip code)

(217) 241-6300
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02.  Compensatory Arrangements of Certain Officers.

At a meeting of the Compensation Committee of the Board of Directors on February 12, 2024, bonuses were approved for Mr. Jesse T. Correll, CEO and Chairman of the Board of Directors, Mr. Douglas P. Ditto, Vice President, Mr. Daniel T. Roberts, Vice President and Mr. Theodore C. Miller, CFO.

Cash Bonus
		Stock Bonus*	Total Bonus
Jesse T. Correll	$ 9	$ 234,991	$ 235,000
Douglas P. Ditto	$ 200,000	$ 0	$ 200,000
Daniel T. Roberts	$ 35,020	$ 29,980	$ 65,000
Theodore C. Miller	$ 69,900	$ 30,100	$ 100,000
Total	$ 304,929	$ 295,071	$ 600,000

* UTG stock is valued at $30.10 per share, the current market value reported on the date of bonus approval.

The bonuses are based on the Company’s 2023 operating results and are not the result of any written agreement or specific formula.

Additionally, a salary increase was approved for the below executive officer of the Company.  The new salary becomes effective February 1, 2024.  All other executive officer salaries remained unchanged.

Mr. Daniel Roberts, Vice President, annual increase of $25,000 making his new annual salary $100,000.

Mr. Correll is a member of the Board of Directors but is not a member of the Compensation Committee.  The Company continues to have neither written employment agreements nor oral arrangements with any of its corporate officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:	February 12, 2024	By:	/s/ Theodore C. Miller
Theodore C. Miller
Senior Vice President and Chief Financial Officer